Exhibit 99.1

EFI Completes Acquisition of Jetrion LLC

FOSTER CITY, Calif.—(BUSINESS WIRE)—Oct. 31, 2006—EFI (Nasdaq:EFII), the world leader in color digital print servers, superwide format inkjet printers and inks, and print management solutions, today announced it has completed its acquisition of Jetrion LLC, a subsidiary of Flint Group Incorporated, for approximately $40 million in cash. The acquisition is an all cash transaction. Jetrion is a leading innovator of inkjet printers, inks and custom printing systems for the label and packaging industries.

The acquisition is expected to add between $3 million and $5 million in revenues to EFI’s fourth quarter results with an immaterial impact on pro forma earnings. For the full year 2006, Jetrion is expected to post revenues of approximately $16 million to $18 million. The Jetrion products are currently anticipated to show top line growth of 30-40 percent in 2007 and again have an immaterial impact to pro forma earnings as EFI makes investments to expand the Jetrion product line and distribution.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery(R) color print servers; superwide digital inkjet printers, UV and solvent inks; print production workflow and management information software; and corporate printing solutions. EFI maintains 22 offices worldwide.

All trademarks noted herein are the property of EFI or Jetrion.

Safe Harbor for Forward Looking Statements

The statements, “The acquisition is expected to add between $3 million and $5 million in revenues to EFI’s fourth quarter results with an immaterial impact on pro forma earnings” and “For the full year 2006, Jetrion is expected to post revenues of approximately $16 million to $18 million” and “The Jetrion products are currently anticipated to show top line growth of 30-40 percent in 2007 and again have an immaterial impact to pro forma earnings as EFI makes investments to expand the Jetrion product line and distribution” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) the Special Committee inquiry into option grants and option grant practices may impact costs and alter the impact of past periods on results for future periods; (3) the expected delay in filing our 10-Q, and any required restatement of past financial results, could result in a delisting of our Common stock by Nasdaq, or in the declaration of an event of default under our outstanding convertible debentures, if we are not able to obtain a waiver or to cure such default in a timely manner; (4) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (5) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (6) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (7) changes in the mix of products sold leads to variations in results; (8) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (9) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (10) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (11) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (12) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (13) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (14) timely and qualitative execution in the manufacturing of products may not be assured; (15) litigation involving intellectual property or other matters may cause a material impact in our results; (16) our ability to adequately service our debt; (17) our ability to successfully integrate Jetrion’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers; (18) our financial results as filed on Form 10-Q and Form 10-K may differ from the results included in our earnings press releases due to the complexity in accounting rules; and (19) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

CONTACT: EFI

John Ritchie, 650-357-3500

Chief Financial Officer

or

Market Street Partners

JoAnn Horne, 415-445-3235

SOURCE: EFI